Celera Genomics
Media & Investors
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS FIRST QUARTER FISCAL 2006 RESULTS

ROCKVILLE, MD – October 27, 2005– Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $16.7 million, or $0.23 per share, for the first quarter of fiscal 2006 ended September 30, 2005, compared to a net loss of $20.3 million, or $0.28 per share, for the first quarter of fiscal 2005. The first quarter fiscal 2006 results included a $4.5 million pre-tax gain from the sale of an investment. The first quarter fiscal 2005 results included a $4.5 million pre-tax charge related to the discontinuation of most of the operations of Paracel. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“Celera Genomics made notable progress during the past quarter,” said Tony L. White, Chief Executive Officer, Applera Corporation. “As the proteomics and small molecule programs continue to yield value and opportunity, our strategy remains to focus our efforts and resources on the most promising opportunities while carefully managing our use of cash.”

“We’re encouraged by the quality of the discoveries from our proteomics programs and the speed at which we moved our cathepsin S inhibitor for psoriasis into the clinic,” said Kathy Ordoñez, President of Celera Genomics. “With the recent initiation of our two clinical trials, our small molecule capability and pipeline are now sufficiently mature for us to seek partners as the most effective means of moving our programs forward.”

Business Highlights

•	In September, Celera Genomics advanced its cathepsin S inhibitor, CRA-028129, for the treatment of psoriasis into Phase I clinical testing in healthy volunteers.

•	Celera Genomics’ Phase I Histone Deacetylase inhibition trial with CRA-024781 in cancer patients has been initiated and the first doses administered in humans.

•	Celera Genomics has advanced its program directed to inhibition of Bruton’s tyrosine kinase (Btk) to lead optimization status for the treatment of rheumatoid arthritis (RA). Proprietary, potent and selective inhibitors from multiple scaffolds have been synthesized, with low nanomolar inhibitory potency demonstrated against the isolated enzyme. In animal models of RA, Celera Genomics’ scientists have established the role of Btk, demonstrated oral bioavailability of drug candidates, and discovered a pharmacodynamic marker for Btk inhibition.

•	In August, Celera Genomics announced that one of its antigen targets was selected for further investigation by Seattle Genetics for therapeutic development pursuant to the collaboration agreement initiated last year. Thirty-two cancer targets have thus far been identified and validated through Celera Genomics’ proteomics studies in pancreatic, colon, breast, and lung cancer specimens.

•	Celera Genomics recently initiated proteomics programs in obesity and diabetes, and comparisons between fat cells in obese and lean individuals have demonstrated a significant difference between subcutaneous and visceral fat in these groups. Proteins have also been identified on the surface of fat cells based on their differential expression, and these may be implicated in the development of obesity. We plan to seek partners to exploit these findings.

Additional Financial Highlights

•	R&D expenses for the first quarter of fiscal 2006 decreased to $21.8 million from $23.6 million in the same quarter last year. The decrease was primarily due to the discontinuation of essentially all operations of the Online/Information Business as of the end of fiscal 2005.

•	Revenues for the first quarter of fiscal 2006 decreased to $2.1 million from $9.6 million for the same quarter of fiscal 2005, primarily as a result of the expiration of Online/Information Business customer agreements.

•	At September 30, 2005, the Group’s cash and short-term investments were approximately $635 million compared to approximately $668 million at June 30, 2005. During the first quarter of fiscal 2006, Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture was approximately $8 million compared to approximately $6 million in the first quarter of fiscal 2005, due primarily to Celera Diagnostics’ increased working capital requirements offset by lower pre-tax losses.

Celera Genomics Outlook

Celera Genomics believes that its fiscal 2006 financial performance will be influenced by, among other things, the success of its internal and external research and development programs and the financial performance of Celera Diagnostics. Additionally, Celera Genomics anticipates continuing to advance its small molecule pipeline and is seeking partners to maximize the value of this asset in the most cost effective manner. Celera Genomics also expects to continue its proteomics program and seek additional partners to maximize the therapeutic and pharmacogenomic value associated with this program. Subject to the inherent uncertainty associated with these factors, Celera Genomics has the following expectations regarding its financial performance for fiscal 2006:

•	Cash Use: Excluding the potential effects of Celera Genomics’ partnering initiatives in fiscal 2006, net cash use for fiscal 2006 is expected to be approximately $90 to $100 million. This includes an anticipated $10 to $15 million in fiscal 2006 for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. Revenues are expected to be in the range of $5 to $10 million, which reflects the discontinuation of the Online/Information Business.

•	Expenses: Excluding the potential effects of Celera Genomics’ partnering initiatives in fiscal 2006, Celera Genomics anticipates R&D expenses to be in the range of $95 to $105 million, and SG&A expenses to be in the range of $25 to $30 million. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $19 to $23 million.

Other risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the first quarter of fiscal 2006, end-user sales for all products sold through the alliance with Abbott Laboratories increased 38% to $17.8 million from $12.9 million in the same quarter last year. This increase was primarily due to increased sales of hepatitis C virus (HCV) genotyping and HCV viral load products, human leukocyte antigen products, and the RealTime™ HIV and HCV assays that run on the m2000™ system that was recently launched in Europe.

During the recently completed quarter, the pre-tax loss decreased to $7.8 million, compared to $9.3 million in the same quarter last year. The lower pre-tax loss was primarily a result of increased end-user sales and decreased R&D spending. This decrease in R&D spending was due to enhanced operational efficiencies and to the reimbursement by Applied Biosystems of certain expenses incurred by Celera Diagnostics for research performed to assist Applied Biosystems in product development activities.

Reported revenues declined to $7.1 million, compared with $9.2 million in the same quarter last year, primarily as a result of decreased equalization payments. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit and cost sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Fluctuation in equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. Net cash used was $14.8 million in the quarter, compared with $10.3 million in the first quarter of fiscal 2005 due to increased working capital requirements offset by lower pre-tax losses.

“We’re pleased with the sales performance of the products that were sold through our alliance with Abbott and with the successful launch of the m2000 system™ in Europe in this last quarter,” said Kathy Ordoñez, President, Celera Diagnostics. “We continue to make good progress with new products in development, most notably with our new reagents for Fragile X, which we anticipate will be launched in the coming months.”

“We’re encouraged by advances we’ve made in the development of a Genetic Risk Score™ for individual predisposition to heart attack and other cardiovascular diseases,” added Kathy Ordoñez. “Together with our collaborators and clinical partners, we’re continuing to publish findings from our broad population-based studies demonstrating the clinical utility of this Genetic Risk Score™, with the ultimate goal being the commercialization of this index as a diagnostic procedure.”

Business & Scientific Highlights

•	In July, Celera Diagnostics extended its collaboration with Merck & Co., Inc. aimed at developing new treatments for Alzheimer’s disease. The primary goal of the collaboration is to accelerate the discovery of targets for drugs to address the unmet clinical need for better treatments for Alzheimer’s disease.

•	Celera Diagnostics published novel findings linking genetic variations in four genes with an increased risk for myocardial infarction (MI), or heart attack, in the October 2005 edition of the American Journal of Human Genetics. None of these gene variants has previously been associated with MI, and they could lead to the identification of new mechanisms for the causes of coronary heart disease.

•	This week, Celera Diagnostics and its collaborators at Bristol Myers Squibb and Harvard University published an article in the journal Stroke describing a study of genetic variation in a family of proteins that have an anti-oxidant effect on low density cholesterol. The paper reported on a variant in the paraoxonase 1 gene that is associated with a 2.4-2.7 fold increase in risk for stroke that is independent of standard risk factors such as high blood pressure, diabetes and smoking.

•	Celera Diagnostics and Laboratory Corporation of America (LabCorp) recently entered into a license agreement to support LabCorp's implementation of hormone responsiveness testing linked to breast cancer that will incorporate Celera Diagnostics’ technology.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics anticipates that its fiscal 2006 financial performance will be affected by, among other things: continued growth in demand for current products, such as analyte specific reagents (ASR) for cystic fibrosis and HCV; sales of new products for infectious disease testing on the m2000™ system sold through the alliance with Abbott and others in development at Celera Diagnostics; and new alliance product sales for ASRs for Fragile X and other genetic diseases. Celera Diagnostics intends to continue advancing its genomic research and its medical utility studies to create value from diagnostic testing and, together with Celera Genomics, to seek partnerships to leverage proteomic capabilities to identify novel targets, pharmacogenomic markers and biomarkers. Subject to the inherent uncertainty associated with these factors, Celera Diagnostics has the following expectations regarding its financial performance for fiscal 2006:

For fiscal 2006, Celera Diagnostics anticipates pre-tax losses to be in the range of $19 to $23 million, and fiscal 2006 net cash use to be in the range of $25 to $30 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in the range of $80 to $90 million.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group 11:00 a.m. (ET)
•	Celera Diagnostics 11:45 a.m.
•	Celera Genomics Group 12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on October 27 until November 13, 2005. Interested parties should call 706.645.9291 and enter conference ID 1432429.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Forward-Looking Statements

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) the uncertainty that Applied Biosystems can successfully commercialize royalty-bearing products covered by the marketing and distribution agreement between Celera Genomics and Applied Biosystems, and therefore the uncertainty that the agreement will generate significant royalty payments to Celera Genomics; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated, may take several years and be very expensive, or may not be successful, (5) Celera Genomics’ reliance on third parties for the raw materials used in, and manufacture of, compounds needed for some pre-clinical testing and clinical trials of therapeutic product candidates, (6) the risk that therapeutic products will not receive required regulatory clearances or approvals; (7) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (8) reliance on existing and future collaborations with other companies, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (10) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (11) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (12) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business, and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera Genomics or who may compromise the confidentiality of Celera Genomics’ proprietary information; (13) potential liabilities related to the use of hazardous materials; (14) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, the risk to them of infringement claims, and the possibility that they may need to license intellectual property from third parties to avoid or settle such claims; (15) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (16) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (17) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (18) uncertainty of the outcome of existing stockholder litigation; (19) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (20) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (21) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (22) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright© 2005. Applera Corporation. All rights reserved. Applied Biosystems and Celera are registered trademarks and Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2005	2004

Net revenues	$2.1	$9.6
Costs and expenses
Cost of sales	0.7	2.6
Research and development	21.8	23.6
Selling, general and administrative	6.6	6.3
Amortization of intangible assets	0.7	0.7
Employee-related charges, asset impairments and other		2.8
Asset dispositions and litigation settlements	0.5

Operating loss	(28.2)	(26.4)
Gain on investments, net	4.5
Interest income, net	5.3	2.9
Other income (expense), net		1.5
Loss from joint venture	(7.8)	(9.3)

Loss before income taxes	(26.2)	(31.3)
Benefit for income taxes	9.5	11.0

Net loss	$(16.7)	$(20.3)

Loss per share analysis

Undistributed net loss	$(16.7)	$(20.3)

Net loss per share
Basic and diluted	$(0.23)	$(0.28)

Weighted average number of common shares
Basic and diluted	74,420,000	73,002,000

Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$415.5	$2.1	$7.1	$(2.5)	$422.2
Cost of sales	192.7	0.7	3.7	(1.9)	195.2

Gross margin	222.8	1.4	3.4	(0.6)	227.0
Selling, general and administrative	122.0	6.6	3.3		131.9
Research, development and engineering	40.8	21.8	7.7	(0.6)	69.7
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	0.9				0.9
Asset dispositions and litigation settlements	3.3	0.5	0.2		4.0

Operating income (loss)	55.8	(28.2)	(7.8)	—	19.8
Gain on investments, net		4.5			4.5
Interest income, net	4.4	5.3			9.7
Other income (expense), net	1.7				1.7
Loss from joint venture		(7.8)		7.8

Income (loss) before income taxes	61.9	(26.2)	(7.8)	7.8	35.7
Provision (benefit) for income taxes	4.4	(9.5)	(1)	0.4	(4.7)

Net income (loss)	$57.5	$(16.7)	$(7.8)	$7.4	$40.4

Net income (loss) per share
Basic	$0.29	$(0.23)
Diluted	$0.29	$(0.23)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$390.3	$9.6	$9.2	$(1.9)	$407.2
Cost of sales	182.7	2.6	3.1	(1.1)	187.3

Gross margin	207.6	7.0	6.1	(0.8)	219.9
Selling, general and administrative	114.4	6.3	3.0	(0.1)	123.6
Research, development and engineering	45.7	23.6	12.4	(0.6)	81.1
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	7.4	2.8			10.2
Asset dispositions and litigation settlements	(8.5)				(8.5)

Operating income (loss)	48.6	(26.4)	(9.3)	(0.1)	12.8
Interest income, net	2.4	2.9			5.3
Other income (expense), net	0.6	1.5			2.1
Loss from joint venture		(9.3)		9.3

Income (loss) before income taxes	51.6	(31.3)	(9.3)	9.2	20.2
Provision (benefit) for income taxes	14.5	(11.0)	(1)	0.6	4.1

Net income (loss)	$37.1	$(20.3)	$(9.3)	$8.6	$16.1

Net income (loss) per share
Basic	$0.19	$(0.28)
Diluted	$0.18	$(0.28)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

Certain fiscal 2005 amounts have been reclassified for comparative purposes.